Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors
OceanFirst Financial Corp.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-34145) of OceanFirst Financial Corp., of our report dated June 21, 2021, appearing in this Annual Report on Form 11-K of the Retirement Plan for OceanFirst Bank as of December 31, 2020 and 2019 and for the years then ended.
/s/Mazars USA LLP
Woodbury, NY
June 21, 2021